                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                              GARDNER DENVER, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                             FOR THE SIX
                                                MONTHS
                                                ENDED
                                               JUNE 30,
                                             -----------
                                                 2005      2004     2003     2002     2001     2000
                                               -------    ------   ------   ------   ------   ------
Earnings:
  Income before income taxes                   $35,650    52,286   30,358   28,827   34,683   29,894
  Plus:
    Fixed Charges                               11,160    12,704    6,019    7,483    7,789    8,486
                                               -------    ------   ------   ------   ------   ------

    Total                                      $46,810    64,990   36,377   36,310   42,472   38,380
                                               =======    ======   ======   ======   ======   ======

Fixed Charges:
  Interest expense incl. amortization of
    debt expense                               $ 9,284    10,102    4,748    6,365    6,796   7,669
  Rentals-portion representative of interest     1,876     2,602    1,271    1,118      993      817
                                               -------    ------   ------   ------   ------   ------

    Total                                      $11,160    12,704    6,019    7,483    7,789    8,486
                                               =======    ======    =====    =====    =====    =====

Ratio of earnings to fixed charges                 4.2       5.1      6.0      4.9      5.5      4.5
                                               =======    ======    =====    =====    =====    =====

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